Calculation of Filing Fee Tables
S-8
Orion180 Insurance Group Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock issuable upon the exercise of outstanding stock options under the Registrant's Equity Incentive Plan of Orion180 Group, Inc. (the "2024 Plan")	Other	810,353	$ 2.88	$ 2,333,816.64	0.0001381	$ 322.30
2	Equity	Class A common stock reserved for issuance pursuant to awards under the Registrant's 2026 Incentive Plan (the "2026 Plan")	Other	5,480,967	$ 12.00	$ 65,771,604.00	0.0001381	$ 9,083.06
Total Offering Amounts:						$ 68,105,420.64		$ 9,405.36
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,405.36
Offering Note
[1]	A. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock that become issuable under the above-named plans, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of common stock, as applicable. B. Represents 810,353 shares of the Registrant's Class A common stock issuable upon the exercise of outstanding stock options granted under the 2024 Plan, at a weighted-average exercise price of $2.88 per share. C. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $2.88 per share, which is the weighted-average exercise price of the outstanding stock options granted under the 2024 Plan being registered.

[2]	See note 1A. A. Represents 5,480,967 shares of common stock reserved for issuance under the 2026 Plan. The number of shares reserved for issuance or transfer pursuant to awards under the 2026 Plan will be increased by the shares of common stock subject to outstanding awards under the 2024 Plan or 2026 Plan that (i) expire or lapse, or are terminated, exchanged for cash, surrendered, repurchased, or cancelled, in any case, in a manner that results in the Registrant acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, or (ii) are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any such award. B. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $12.00 per share, as set forth in the Registrant's Registration Statement on Form S-1 (File No. 333-298453), as amended, that was declared effective on September 17, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources